Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

Lantheus Announces Retirement of Michael P. Duffy, Senior Vice President and General Counsel

Names Daniel Niedzwiecki as Senior Vice President and General Counsel

NORTH BILLERICA, MA, April 1, 2021 - Lantheus Holdings, Inc. (NASDAQ: LNTH) (Lantheus), an established leader and fully integrated provider of innovative imaging diagnostics, targeted therapeutics and artificial intelligence solutions to Find, Fight and Follow serious medical conditions, today announced that Michael P. Duffy, Senior Vice President, Law and Public Policy and General Counsel will retire from Lantheus on June 4, 2021 after more than 13 years with Lantheus. Mr. Duffy will be retained in an advisory capacity. His responsibilities will be assumed by Daniel Niedzwiecki, who has been with the Company since 2013 and will report directly to Mary Anne Heino, President and CEO.

“On behalf of the entire Lantheus team and Board of Directors, I thank Mike for his many years of dedicated service to Lantheus and the radiopharmaceutical industry,” said Mary Anne Heino, President and Chief Executive Officer. “Mike is the consummate professional, a trusted advisor, a good friend, and it has been my absolute privilege to have worked with him. We wish Mike all the very best as he embarks on new adventures in his retirement.”

“I am honored and privileged to have been part of the team that, starting in 2008, transformed a private equity-backed carve-out from Bristol Myers Squibb into a free-standing public company with a growing product portfolio and pipeline, and a market cap that has expanded by more than seven times since the Company’s IPO in 2015,” said Mr. Duffy. “With the integration of last year’s acquisition of Progenics well advanced, now is an appropriate time for me to step back to pursue other interests. Dan has been an integral member of our strong legal team since 2013, and I believe he is the right leader to continue to help drive the business forward and create additional value for our stakeholders.”

About Lantheus Holdings, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc., Progenics Pharmaceuticals, Inc. and EXINI Diagnostics AB and an established leader and fully integrated provider of innovative imaging diagnostics, targeted therapeutics and artificial intelligence solutions to Find Fight and Follow® serious medical conditions. Lantheus provides a broad portfolio of products, including the echocardiography agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; AZEDRA® for the treatment of certain rare neuroendocrine tumors; and RELISTOR® for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies, Inc. The Company is headquartered in North Billerica, Massachusetts with offices in New York, New Jersey, Canada and Sweden. For more information, visit www.lantheus.com.

Contacts:

Mark Kinarney

Senior Director, Investor Relations

978-671-8842

ir@lantheus.com

Melissa Downs

Director, Corporate Communications

646-975-2533

media@lantheus.com